RS investments

State Street Bank and Trust Company

200 Newport Ave.

North Quincy, MA 02171

Attention: Michael E. Prendergast, Vice President, JQB/3N

Re:	RS Investment Trust and RS Variable Products Trust (each, a “Fund”, and together, the “Funds”)

Ladies and Gentlemen:

This is to advise you that RS Investment Trust has established a new series, RS Equity Dividend Fund, and that RS Variable Products Trust has established five new series, RS Equity Dividend VIP Series, RS Global Natural Resources VIP Series, RS MidCap Opportunities VIP Series, RS Value VIP Series and The Information Age VIP Series. In accordance with the Additional Portfolios provision of Section 21.6 of the Master Custodian Contract dated May 1, 2007 by and among each registered management investment company party thereto and State Street Bank and Trust Company, each Fund hereby requests that you act as Custodian for its new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Funds and retaining one copy for your records.

Sincerely,

RS INVESTMENT TRUST
on behalf of:
RS EQUITY DIVIDEND FUND

By:	/s/ Terry R. Otton
Name: Terry R. Otton
Title: President, Duly Authorized

RS VARIABLE PRODUCTS TRUST
on behalf of:
RS EQUITY DIVIDEND VIP SERIES
RS GLOBAL NATURAL RESOURCES VIP SERIES
RS MIDCAP OPPORTUNITIES VIP SERIES
RS VALUE VIP SERIES
THE INFORMATION AGE VIP SERIES

By:	/s/ Terry R. Otton
Name: Terry R. Otton
Title: President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph L. Hooley
Name: Joseph L. Hooley
Title: Executive Vice President

Effective Date: July 31, 2007